Exhibit 99.1

Contacts:	William C. Roberts Director, Corporate Communications VIROPHARMA INCORPORATED Phone (610) 321-6288

VIROPHARMA COMMENTS ON VANCOCIN

Exton, PA, March 17, 2006 —ViroPharma Incorporated (Nasdaq: VPHM) today made the following statements about Vancocin®:

We were informed yesterday that the Office of Generic Drugs, Center for Drug Evaluation and Research (“OGD”), may have changed its approach regarding the conditions that must be met in order for a generic drug applicant to request a waiver of in-vivo bioequivalence testing for Vancocin. Specifically, we were informed that a generic applicant may be able to request such a waiver provided that dissolution testing demonstrates that the test product is rapidly dissolving at certain specified conditions. This deviates from our understanding of OGD’s practices which would require, for a non-absorbed GI drug, a demonstration of bioequivalence through clinical studies or a demonstration of bioequivalence using an appropriately validated in vitro methodology.

We have attempted to contact OGD, but been unable to confirm this directly with it. Nonetheless, we feel that it is important to note that, if such a change in FDA’s approach has occurred:

•	The change would have been made in the absence of any public discussion and, significantly, without seeking input from FDA’s own expert Advisory Committee on this important issue;

•	We believe that there are important safety and scientific issues that the FDA must consider before making such an important change in its requirements for bioequivalence data; and

•	We strongly disagree with both the manner in which this change in approach was developed, as well as the substance of the approach which ignores the need to demonstrate bioequivalence for a non-systemically absorbed drug. We will vigorously oppose at FDA this attempt to radically restrict the data on which FDA would make vancomycin capsule bioequivalence decisions. Vancocin combats a serious, and potentially life threatening, disease. In this context, we believe that the uncertainties of dissolution-only bioequivalence are simply unacceptable.

C. difficile is a bacterium, which under certain circumstances, typically after antibiotic therapy, can colonize the lower gastrointestinal tract where it may produce toxins which cause inflammation of the colon and diarrhea, and the associated complications of disease. Advanced age, gastrointestinal surgery/manipulation, long length of stay in healthcare settings, a serious underlying illness and compromised immunity are conditions associated with increased risk of disease. According to the CDC, there are approximately 3,000,000 cases of antibiotic-associated diarrhea per year, of which 15 to 25 percent are caused by C. difficile.

About ViroPharma Incorporated

ViroPharma Incorporated is a biopharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma commercializes Vancocin®, approved for oral administration for treatment of antibiotic-associated pseudomembranous colitis caused by Clostridium difficile and enterocolitis caused by Staphylococcus aureus, including methicillin-resistant strains (for prescribing information, please download the package insert at http://www.viropharma.com/docs/pulvules_pi.pdf). ViroPharma currently focuses its drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV). For more information on ViroPharma, visit the company’s website at www.viropharma.com.

Certain statements in this press release may contain forward-looking statements that involve a number of risks and uncertainties, including the Company’s plans to vigorously oppose changes to OGD practices regarding a generic applicant’s ability to request such a waiver of in-vivo bioequivalence testing for Vancocin provided that dissolution testing demonstrates that the test product is rapidly dissolving at certain specified conditions. There can be no assurance that ViroPharma’s efforts to oppose this change in OGD’s practices will be successful. If we are unable to change this approach at FDA, the threat of generic competition will become more acute. The entry of competing generic products will significantly affect our sales of Vancocin and our financial performance. Our actual results could differ materially from those results expressed in, or implied by, these forward-looking statements. These factors, and other factors, including, but not limited to those described in ViroPharma’s annual report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission could cause future results to differ materially from the expectations expressed in this press release. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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